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                                                                   EXHIBIT 99.2


                                 April 10, 2004


Dear ThermoEnergy Shareholders,

         First, I want to personally welcome you as one of ThermoEnergy Corporation's newest shareholders. Your participation is particularly timely in that management is working to finalize one or more near term events that could result in the Company's rapid transition from development stage to a commercial entity. Armed with an intellectual property portfolio of unique and advanced clean water and clean energy technologies designed to meet the challenges facing key infrastructure industries, we feel the Company's long-term future is very bright indeed.

         As a participant, you are aware that the Company recently closed an $800,000+ unregistered private placement, as provided for under Securities and Exchange Commission (SEC) Regulation D (commonly referred to as Reg D). One of the limitations under a Reg D offering is that it be limited to selling shares to no more than thirty-five unaccredited investors (as defined under Reg D rules). However, the total number of new shareholders, when combined with another Reg D offering the Company completed with existing shareholders in September of 2003, exceeded thirty-five. Even though virtually every new investor qualifies as an accredited investor as defined under the Reg D definition, we do not have confirmation of such in our files.

         Therefore SEC counsel is of the opinion that the Company should rectify the situation by submitting the enclosed Rescission Offer document that more fully explains the situation. The attached questionnaire must be completed by participants in the recent private placement and returned as indicated.

         Please accept our apologies for any inconvenience this might cause, however, I think we would all agree that it is very important for our Company to maintain its excellent record of meeting SEC reporting requirements. If you would fill out the documents and return them to me via the enclosed postage paid, addressed return envelope at your earliest convenience I would be most appreciative. If you have any questions about these documents please don't hesitate to telephone me direct at 866-232-2902. Thank you.


                                        With best regards,

                                        /s/ P.L. Montesi

                                        P.L. Montesi

Enclosures:
     Rescission Documents
     2003 10-KSB
     2003 Proxy Statement